UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 25, 2011
Date of Report (Date of earliest event reported)

STRATEGIC AMERICAN OIL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-53313	98-0454144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 2015, 600 Leopard Street, Corpus Christi, Texas	78401
(Address of principal executive offices)	(Zip Code)

(361) 884-7474
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 5 - Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 25, 2011, the Board of Directors of Strategic American Oil Corporation (the "Company") accepted the resignation of Johnathan Lindsay as Secretary, Treasurer and Chief Financial Officer of the Company. On the same date, the Board of Directors accepted the consent to act of Sarah Berel-Harrop to serve as Secretary, Treasurer and Chief Financial Officer of the Company.

Ms. Berel-Harrop has 14 years of experience in financial accounting and reporting in both audit and industry positions. She received a B.A. degree from Cornell University and a Master in Business Administration from University of Texas - Austin. From 2006 to 2009, Ms. Berel-Harrop worked with Hyperdynamics Corporation. She was responsible for the company's financial accounting and reporting, and, from June 2008 through June 2009, served as the company's Chief Financial Officer. From July 2009 through March 2011, Ms. Berel-Harrop operated an accounting firm as a sole practitioner. From March 1, 2011 through the present, she has been Strategic American Oil Corporation's Controller. Ms. Berel-Harrop is a Certified Public Accountant licensed in the state of Texas. She is a member of the AICPA and the Texas State Board of Public Accountancy, Houston Chapter.

As a result of the changes set forth above, the Company's current directors and Executive Officers are as follows:

Name	Position
Jeremy Glenn Driver	President, Chief Executive Officer, Chairman and a director;
Steven L. Carter	Vice President Operations and a director;
Sarah Berel-Harrop	Secretary, Treasurer and Chief Financial Officer; and
Leonard Garcia	Director

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC AMERICAN OIL CORPORATION
Date: May 25, 2011	"Jeremy G. Driver" Name: Jeremy G. Driver Title: President, Chief Executive Officer and a director

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